                                                                  Exhibit 99.a.1

                          GLADSTONE CAPITAL CORPORATION

                            ARTICLES OF INCORPORATION


         FIRST: I, Thomas R. Salley, whose post office address is c/o Cooley Godward LLP, One Freedom Square, Reston Town Center, 11951 Freedom Drive, Reston, Virginia 20190, being at least eighteen (18) years of age, am hereby forming a corporation under and by virtue of the general laws of the State of Maryland.

         SECOND: The name of the Corporation (which is hereafter called the "CORPORATION") is Gladstone Capital Corporation.

         THIRD: The purpose for which the Corporation is formed is to engage in any lawful business and activity.

         FOURTH: The post office address of the principal office of the Corporation in this State is 300 East Lombard Street, Baltimore, Maryland 21202. The name of the Resident Agent of the Corporation in this State is The Corporation Trust Incorporated whose address is 300 East Lombard Street, Baltimore, Maryland 21202.

         FIFTH: The total number of shares of capital stock which the Corporation has authority to issue is ten million (10,000,000) shares of common stock, with a par value of $0.001 per share.

         SIXTH: The number of directors of the Corporation shall be one (1), which number may be increased pursuant to the bylaws of the Corporation, but shall never be less than one (1). The name of the Director who shall act until the first annual meeting or until his successors are duly elected and qualify is David Gladstone.

         SEVENTH: Except as may otherwise be provided by the Board of Directors, no holder of any shares of the stock of the Corporation shall have any pre-emptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class not or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

         EIGHTH: The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the directors and stockholders:

         1. The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class or classes, whether now or hereafter authorized.

         2. The Board of Directors of the Corporation may classify or reclassify any unissued stock by setting or changing in any one or more respects, from time to time before issuance of such stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such stock.

         3. The Corporation reserves the right to amend its Charter so that such amendment may alter the contract rights, as expressly set forth in the charter, of any outstanding stock, and any objecting stockholder whose rights may or shall be thereby substantially adversely affected shall not be entitled to demand and receive payment of the face value of his stock.

         The enumeration and definition of a particular power of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other cause of this or any other article of the Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the Maryland General Corporation Law now or hereafter in force.

         4. Notwithstanding any provision of law to the contrary, the affirmative vote of a majority of all the votes entitled to be cast on the matter shall be sufficient, valid and effective, after due authorization approval and/or advice of such action by the Board of Directors, as required by law, to approve and authorize the following acts of the Corporation:

                  (a) The amendment of the Charter of the Corporation;

                  (b) the consolidation of the Corporation with one or more corporations to form a new consolidated corporation;

                  (c) the merger of the Corporation into another corporation or the merger of one or more other corporations into the Corporation;

                  (d) the sale, lease, exchange or other transfer of all, or substantially all, of the property and assets of the Corporation, including its goodwill and franchises;

                  (e) the participation by the Corporation in a share exchange (as defined in the Corporation and Associations Article of the Annotated Code of Maryland) as the corporation the stock of which is to be acquired; and

                  (f) the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

         NINTH: No director or officer of the Corporation shall be liable to the Corporation or to its stockholders for money damages except (1) to the extent that it is proved that such director or officer actually received an improper benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to such director or officer is entered in a proceeding based on a finding in the proceeding that such director's or officer's action, or failure to act, was (a) the result of active and deliberate dishonesty, or (b) intentionally wrongful, willful or malicious and, in each such case, was material to the cause of action adjudicated in the proceeding.

         IN WITNESS WHEREOF, I have signed these Articles of Incorporation this 25th day of May, 2001, and I acknowledge same to be my act.



                                     /s/ T.R. Salley
                                    --------------------------------------------
                                    Thomas R. Salley
                                    Incorporator


         I HEREBY CONSENT to my designation in these Articles of Incorporation as resident agent for the Corporation.

                                    THE CORPORATION TRUST INCORPORATED


                                    By:    /s/ Mark Diffenbaugh
                                       -----------------------------------------
                                    Name:      Mark Diffenbaugh
                                         ---------------------------------------
                                    Title:    Assistant Secretary
                                          --------------------------------------




RETURN TO:
Thomas R. Salley, Esq.
Cooley Godward LLP
One Freedom Square
Reston Town Center
11951 Freedom Drive
Reston, Virginia  20190-5601